                                 *SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pusuant to Section 14(A)
                     of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         APPLIED MAGNETICS CORPORATION
   ----------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           RAYMOND P. LE BLANC, ESQ.
   ----------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
(2)Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
(3)Per unit price or their underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

  ----------------------------------------------------------------------------
(4)Proposed maximum aggregate value of transaction:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)Amount previously paid:

  ----------------------------------------------------------------------------
(2)Form, schedule or registration statement no.:

  ----------------------------------------------------------------------------
(3)Filing party:

  ----------------------------------------------------------------------------
(4)Date filed:

  ----------------------------------------------------------------------------

                                     LOGO
[logo of Applied Magnetics]

                              75 ROBIN HILL ROAD
                           GOLETA, CALIFORNIA 93117

                                                              December 29, 1994

To The Stockholders of Applied Magnetics Corporation:

  You are cordially invited to attend the Annual Meeting of Stockholders of Applied Magnetics Corporation to be held at 4:00 p.m., local time, on Friday, February 17, 1995, at the Company's facility at 30 South La Patera, Goleta, California. A copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and proxy are enclosed. At the Meeting you will be asked to consider the election of directors for the next year and ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

  WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE ANNUAL MEETING.

                                       APPLIED MAGNETICS CORPORATION

                                       Sincerely,

                                       Harold R. Frank
                                       Chairman

                          [logo of Applied Magnetics]

                               75 ROBIN HILL ROAD
                            GOLETA, CALIFORNIA 93117

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1995

To The Stockholders:

  The Annual Meeting of Stockholders of Applied Magnetics Corporation (the "Company") will be held at the Company's facility at 30 South La Patera, Goleta, California, on Friday, February 17, 1995 at 4:00 p.m., local time, for the following purposes:

    1. To elect four directors of the Company to serve for the ensuing year and until their successors have been elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP, independent certified public accountants, as auditors for the Company for the year ending September 30, 1995; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has determined that only holders of Common Stock of record at the close of business on December 20, 1994, will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                        RAYMOND P. LE BLANC
                                        Vice President and Secretary

Goleta, California
December 29, 1994

                             YOUR VOTE IS IMPORTANT

  Please immediately date, sign, and return your proxy in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.

                         THANK YOU FOR ACTING PROMPTLY

                          [Logo of Applied Magnetics]


                                PROXY STATEMENT

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

  The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Applied Magnetics Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held February 17, 1995, at the Company's facility at 30 South La Patera, Goleta, California at 4:00 p.m., local time, and at any adjournments thereof. The Company's principal offices are located at 75 Robin Hill Road, Goleta, California and its telephone number is 805/683-5353.

  These proxy solicitation materials are to be mailed on or about January 3, 1995 to all stockholders entitled to vote at the meeting.

REVOCABILITY

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by personal attendance and voting at the Annual Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted for the election of the nominees for director named in this Proxy Statement and in favor of the proposal to ratify the selection of independent certified public accountants.

RECORD DATE AND VOTING

  As of December 20, 1994 (the "Record Date"), the outstanding voting securities of the Company consisted of 22,194,650 shares of $.10 par value Common Stock. The presence in person or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

  Each share of Common Stock has one vote on all matters. Stockholders do not have the right to cumulate their votes in the election of directors.

  The cost of soliciting proxies will be borne by the Company. The Company is retaining Georgeson & Company, Inc. to solicit proxies for a cost of approximately $5,000, plus out-of-pocket expenses. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

  Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the elections of directors. Shares voted to abstain on a matter will be treated as entitled to vote on the matter and will thus have the same effect as "no" votes. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors and ratification of the selection of independent certified public accountants are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders must be received by the Company at its principal executive offices no later than September 6, 1995, in order that they may be included in the proxy statement and form of proxy relating to that meeting and all other conditions for such inclusion must be satisfied.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Directors and Nominees for Director

  Four directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them for the election of the nominees named below, all of whom are now members of the Board. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy. For information regarding the procedure to be followed for stockholder nominations of directors see "Nomination of Directors and Submission of Stockholder Proposals".

  The following table sets forth certain information concerning each person nominated for election as a director:

          NAME           AGE DIRECTOR SINCE        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ----           --- -------------- -----------------------------------------------------
Harold R. Frank.........  70      1957      Chairman of the Board of the Company and director
                                            of Circon Corporation, La Cumbre Savings Bank and
                                            Key Technology, Inc.
R. C. Mercure, Jr. .....  63      1982      Professor and Director, Engineering Management
                                            Program, University of Colorado at Boulder and
                                            director of Imex Medical Systems
Herbert M. Dwight.,       64      1989      President and Chairman of Optical Coating Laboratory,
 Jr. ...................                    Inc. and director of Applied Materials, Inc.,
                                            Laserscope, Inc. and Trans Ocean, Ltd.
Craig D. Crisman........  53      1994      President and Chief Executive Officer of the Company

  Mr. William R. Anderson, formerly the President and Chief Executive Officer of the Company, was elected as a director in 1989. On October 5, 1994, he resigned as an officer and as a director. The vacancy on the Board of Directors created by Mr. Anderson's resignation was filled by the election of Mr. Crisman to the Board.

  Mr. William E. Terry, a retired Director and Executive Vice President of Hewlett-Packard Company ("HP") served as a member of the Company's Board of Directors for over twenty (20) years prior to his resignation, effective as of December 28, 1994, which was accepted by the Board of Directors on that date. Mr. Terry informed the Company that he is a party to certain agreements with HP which prevent him from acting as a director or officer of certain companies whose businesses compete or might compete with HP's business. He also informed the Company that, because of HP's recently announced formation of Headway Technologies, a joint venture enterprise formed for the purpose of developing and producing magneto-resistive ("MR") disk head products, which are also being developed by the Company, he believed it necessary that he resign as a member of the Company's Board of Directors. The vacancy created on the Board of Directors by Mr. Terry's resignation was not filled and the Board of Directors has adopted resolutions amending the Company's bylaws to reduce the number of authorized directors from five to four effective as of December 28, 1994.

  Mr. Frank has served as an officer of the Company for more than five years.

  In August 1991, Mr. Dwight became President and Chairman of Optical Coating Laboratory, Inc. which is engaged in the design, development and production of precision optical thin films and components. Prior to that time he had, since July 1988, served as President, Chairman and Chief Executive Officer of Superconductor Technologies, Inc. which is engaged in high temperature superconductivity research and development. He became a director of Trans Ocean, Ltd., a sea container leasing corporation in 1994.

  Mr. Crisman is a partner in the firm of Grisanti, Galef & Goldress, Inc. ("GG&G") which firm was engaged by the Company on August 1, 1994, to provide crisis management and turnaround services to the Company. He was elected Chief Executive Officer on August 1, 1994, and, subsequently, was elected President and Chief Financial Officer. During the five years preceding his appointment as Chief Executive Officer and as a Director of the Company, Mr. Crisman was a partner of GG&G. In this capacity he has been engaged, as a crisis management consultant, in business turnaround assignments involving a number of different enterprises in various industries.

VOTE REQUIRED

  The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner.

SPECIAL COMMITTEES AND ATTENDANCE AT MEETINGS

  The Board of Directors has Audit and Compensation Committees whose members are Dr. Mercure and Mr. Dwight. During fiscal 1994, Mr. Terry also served as a member of both the Audit and Compensation Committees.

  The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from the Company's Internal Audit Manager and from its independent public accountants and reviews with them the scope and results of the audit engagement. During fiscal year 1994, there were two meetings of the Audit Committee.

  The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, authorizes and approves the grant of options and awards to executive officers and key employees under the Company's stock option and long-term incentive plans. The Compensation Committee also reviewed, evaluated and authorized the success fee provisions of the Company's retention of GG&G. See "Renumeration of Directors". During fiscal year 1994, the Compensation Committee met on seven occasions.

  The Board of Directors does not have a nominating committee or any other committee which performs a similar function.

  During fiscal year 1994, the Board met twenty-three (23) times. Each director attended more than 75% of the Board meetings and meetings of any committees on which he serves during the portion of the year that he was a director.

                                 PROPOSAL NO. 2

                             SELECTION OF AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen & Co., independent certified public accountants as auditors of the Company for the year ending September 30, 1995, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen & Co. has audited the Company's financial statements for the past twenty eight years. This firm will have representatives at the Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

VOTE REQUIRED

  Affirmative votes constituting a majority of the votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" ( the "Votes Cast") will be required to approve the ratification of Arthur Andersen & Company as the Company's independent accountants for the fiscal year ending September 30, 1995. Votes that are cast against the proposal are counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to this proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the ratification of selection of auditors, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN & COMPANY AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1995.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") certain reports, or prescribed forms regarding ownership of, and transactions in, the Company's Securities. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1994 all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with by such persons.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock of the Company as of December 15, 1994 by: (a) each director; (b) each of the executive officers named in the Summary Compensation Table, below, as at September 30, 1994; (c) all directors and named executive officers as a group; and (d) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days of December 15, 1994 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 22,194,650 shares of the Company's Common Stock were issued and outstanding as of December 15, 1994.

                                                     SHARES OWNED   PERCENT OF
NAME                                                 BENEFICIALLY     CLASS
- - ----                                                 ------------   ----------
Harold R. Frank.....................................  1,205,839(1)     5.43
  75 Robin Hill Road
  Goleta, California
State of Wisconsin Investment Board.................  1,598,500(2)     7.20
  P.O. Box 7842
  Madison, Wisconsin 53707
Herbert M. Dwight, Jr. .............................      2,500(3)        *
Craig D. Crisman....................................        --            *
R. C. Mercure, Jr. .................................      3,033(3)        *
Osmund M. Fundingsland..............................        --            *
Raymond P. Le Blanc.................................     64,866(5)        *
Kathryn E. Gehrke...................................     20,750(4)        *
William R. Anderson.................................     77,512
John E. Ross........................................     38,000(4)
All Directors and Named Executive
 Officers as a Group (8 persons)....................  1,412,500(5)     6.36

- - --------
  *less than 1%
(1) Includes 873,971 shares held by Mr. Frank as Trustee of the Catherine M. and Harold R. Frank Trusts. Also includes 330,000 shares held by Mr. Frank as Trustee under trusts for three of his grandchildren, as to all of which he disclaims any beneficial interest, and includes 1,558 shares held by Mr. Frank as custodian under the California Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest. In view of his shareholdings, Mr. Frank may be deemed a control person of the Company.

(2) According to Schedule 13D, Amendment No. 6, dated January 18, 1991, filed with the Securities and Exchange Commission, the State of Wisconsin Investment Board, an independent agency of the State of Wisconsin, acknowledged beneficial ownership of 1,598,500 shares of Common Stock. The Company has no other information concerning the holdings of its Common Stock by this entity.

(3) Includes, as to each of Messrs. Mercure and Dwight, options, exercisable within 60 days, to purchase 2,500 shares under the Company's 1994 Directors' Stock Option Plan.

(4) Includes (i) as to Mrs. Gehrke, Mr. Le Blanc and Mr. Ross, options to purchase 18,750, 45,733 and 10,000 shares, respectively, exercisable within 60 days, and (ii) an aggregate of 630 shares held by Mr. Le Blanc as custodian for minor children under the California Uniform Transfers to Minor Act, as to all of which shares he disclaims any beneficial interest.

(5) Includes options to purchase 79,483 shares, exercisable within 60 days.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows, as to the Chief Executive Officer and each of the five other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended September 30, 1994, as well as the total compensation paid to each such individual in each of the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

                                     ANNUAL COMPENSATION        LONG TERM COMPENSATION
                              --------------------------------- -----------------------
                                                                        AWARDS
                                                                -----------------------
          (A)            (B)      (C)          (D)       (E)        (F)         (G)        (I)
                                                        OTHER    RESTRICTED             ALL OTHER
        NAME AND                                        ANNUAL     STOCK                COMPENSA-
   PRINCIPAL POSITION    YEAR SALARY($)(2) BONUS($)(3) COMP.(4) AWARDS($)(5) OPTIONS(6) TION($)(7)
   ------------------    ---- ------------ ----------- -------- ------------ ---------- ----------
Craig C. Crisman(1)      1994       -0-          -0-     -0-          -0-         -0-        -0-
 Chief Executive Officer 1993       -0-          -0-     -0-          -0-         -0-        -0-
                         1992       -0-          -0-     -0-          -0-         -0-        -0-
William R. Anderson      1994   292,241          -0-     -0-          -0-      75,000      3,475
 President and Chief     1993   304,912        6,166     -0-          -0-         -0-      1,108
 Operating Officer       1992   235,000          -0-     -0-          -0-         -0-        -0-
John E. Ross             1994   214,017      105,000     -0-       97,500     125,000      1,387
 Vice President, General 1993    64,390      105,000     -0-          -0-         -0-        290
 Manager                 1992       -0-          -0-     -0-          -0-         -0-        -0-
Raymond P. LeBlanc       1994   164,485          -0-     -0-          -0-      45,000        486
 Vice President,
  Secretary              1993   159,387       18,976     -0-          -0-         -0-        294
 and General Counsel     1992   133,000          -0-     -0-          -0-         -0-        -0-
Kathryn E. Gehrke        1994   156,123          -0-     -0-          -0-      45,000     50,025
 Vice President, Chief   1993   129,652       15,000     -0-          -0-         -0-        -0-
 Financial Officer and   1992    76,361          -0-     -0-          -0-         -0-        -0-
  Treasurer
Osmund M. Fundingsland   1994   155,462          -0-     -0-          -0-         -0-    430,935
 Executive Vice
  President              1993   214,200        4,502     -0-          -0-         -0-        731
                         1992   185,000          -0-     -0-          -0-         -0-        -0-

- - --------
(1) Mr. Crisman is a partner in a consulting firm engaged by, and receives no compensation directly from, the Company.
(2) Includes salary deferrals under the Company's 401(k) Savings Plan.

(3) Includes a hiring bonus of $210,000, one-half of which was paid in each of fiscal years 1993 and 1994.

(4) The value of perquisites, if any, fell below $50,000 or 10% of reported base and bonus for each executive.

(5) The awards to Mr. Ross were issued under the 1989 Plan and consisted of an aggregate of 20,000 shares of Common Stock. These shares, which were awarded in 1994 are subject to restrictions under the 1989 Plan that, among other things, prohibit the sale or transfer of the Common Stock. Accordingly, awards under the 1989 Plan are considered Restricted Stock. These restrictions, which also apply to other awards under the 1989 Plan, are automatically removed ten years following the date of the award provided the participant is still employed by the Company. Restrictions may be removed earlier, if certain predetermined performance objectives are achieved.

  The shares held by the other named executive officers at the end of fiscal 1994 that remained subject to restrictions, and the aggregate market value of such holdings are as follows: William R. Anderson 11,549 shares, $49,083 aggregate value; Raymond P. Le Blanc 3,500 shares, $14,815 aggregate value; and Kathryn E. Gehrke, 2,000 shares, $8,500 aggregate value. In connection with a separation agreement between the Company and Mr. Anderson dated as of October 5, 1994, the Company agreed to remove restrictions as to all of the shares of Restricted Stock as of the date of the agreement. The aggregate value of these shares, based on the closing price on the New York Stock Exchange of $4,125 per share on such date, was $47,640. In connection with a separation agreement between the Company and Mrs. Gehrke entered into in September, 1994, all shares of restricted stock held by Mrs. Gehrke were forfeited to the Company.

  On December 9, 1994 the Compensation Committee adopted resolutions authorizing the removal of restrictions as to all outstanding Restricted Stock held by the named executive officers, if certain performance objectives are achieved for the fiscal year ended September 30, 1995. If those objectives are achieved, the restrictions as to these shares would be removed. If the objectives are not achieved the restrictions are not removed and the Committee would consider appropriate actions regarding the disposition of these shares including, but not limited to, the establishment of new performance objectives. Dividends are payable to holders of Restricted Stock under the 1989 Plan. While certain holders have received stock dividends distributed by the Company, no cash dividends have been paid by the Company. Share certificates representing stock dividends distributed in connection with Restricted Stock are also subject to restrictions on sale or transfer.

(6) Includes all stock options granted during the year. No SAR's were granted and no stock options were granted in tandem with any SARs.

(7) These amounts reflect the dollar value of premiums paid by the Company with respect to term life insurance. The amounts included in this column as to Mrs. Gehrke represent the principal amount of loan installments which were forgiven by the Company pursuant to an interest-free loan agreement and the value of inputed interest on such loan. The amounts included in this column as to Mr. Fundingsland represent amounts paid to him pursuant to a separation agreement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."


STOCK OPTION GRANTS AND EXERCISES

  The following tables set forth the stock options granted to the named executive officers under the Company's stock option plans, and the options exercised by such named executive officers, during the fiscal year ended September 30, 1994.

  The Option/SAR Grant Table sets forth hypothetical gains for the options at the end of their respective ten (10) year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10%, less the exercise price, from the date the option was granted to the end of the option term. Actual gains, if any, on option exercise are dependent on the future appreciation in value of the Company's Common Stock which appreciation, if any, would benefit the Company's stockholders as well as persons to whom options have been granted.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1994

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                                                                                 (F)           (G)
                                                                            POTENTIAL REALIZABLE VALUE
                                      (C)                                     AT ASSUMED ANNUAL RATES
                                   % OF TOTAL                                     OF STOCK PRICE
                                    OPTIONS        (D)                        APPRECIATION FOR OPTION
                           (B)     GRANTED TO   EXERCISE                             TERM (3)
          (A)            OPTIONS  EMPLOYEES IN  PRICE PER        (E)        ---------------------------
          NAME           GRANTED FISCAL YEAR(1) SHARE(2)   EXPIRATION DATE       5%            10%
          ----           ------- -------------- --------- ----------------- ------------- -------------
William R. Anderson..... 75,000        7%        $5.125   February 18, 2004      $241,731      $612,595
John E. Ross............ 20,000        2%          5.88    October 29, 2003        73,895       187,265
John E. Ross............ 30,000        3%          5.13   February 18, 2004        96,693       245,038
John E. Ross............ 75,000        7%          5.00       June 16, 2004       235,835       597,653
Raymond P. LeBlanc...... 15,000        1%          5.88    October 29, 2003        55,421       140,449
Raymond P. LeBlanc...... 30,000        3%          5.13   February 18, 2004        96,693       245,038
Kathryn E. Gehrke....... 15,000        1%          5.88    October 29, 2003        55,421       140,449
Kathryn E. Gehrke....... 30,000        3%          5.13   February 18, 2004        96,693       245,038

- - --------
(1) The Company did not grant SARs in fiscal 1994.

(2) Options were granted on February 18, 1994, at fair market value and are exercisable in cumulative annual installments of 33 1/3% of the shares granted beginning one (1) year after date of grant, but in all cases within 10 years from the grant date.

(3) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10 year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY END OPTIONS/SAR(1)
                                     VALUES

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUE

                                                         (D)                       (E)
                             (B)                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES      (C)             OPTIONS           IN-THE-MONEY OPTIONS AT
          (A)            ACQUIRED ON  VALUE      AT FISCAL YEAR-END        FISCAL YEAR-END (2)
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Craig C. Crisman........        0    $     0         0             0     $      0      $     0
William R. Anderson.....        0          0    95,838        86,114      102,658       34,223
John E. Ross............        0          0    10,000       135,000            0            0
Raymond P. LeBlanc......        0          0    19,909        48,705       22,815       11,409
Kathryn E. Gehrke.......        0          0     9,500        45,000            0            0
Osmund M. Fundingsland..   10,418     60,730    38,473         6,946       10,694       21,389

- - --------
(1) No options were exercised by the named executive officers during the fiscal year ended September 30, 1994, therefore, certain information as to Shares Acquired on Exercise and Value Realized is not included.
(2) Calculated on the basis of the closing price of the Company's common stock on the New York Stock Exchange, $4.25 per share, on September 30, 1994.

RENUMERATION OF DIRECTORS

  Messrs. Terry, Dwight and Dr. Mercure were paid an annual retainer of $10,800 and were entitled to be paid for $1,000 for each Board meeting attended during the fiscal year ended September 30, 1994. Directors who are not otherwise employed by the Company, but who serve as members of the Audit or Compensation Committees are entitled to be paid $1,000 for attendance at meetings of such Committees if they occur on days other than on a regularly scheduled Board meeting day. In view of the Company's difficulties and deteriorating financial condition, the non-employee directors elected, in July, 1994, to defer receipt of fees payable to them for attendance at Board and Committee meetings. Directors are not compensated for meetings held by teleconferencing facilities. Travel and accommodation expenses incurred by directors in attending Board and Committee meetings are reimbursed.

  Under the Company's 1994 Nonemployee Directors' Plan, (the "1994 Directors' Plan") which was approved by the Stockholders at the 1994 Annual Meeting, options to purchase 5,000 shares of Common Stock were granted to each of Messrs. Terry, Mercure and Dwight on March 1, 1994, at an exercise price of $6.00 per share. Thereafter, so long as each person serves as a director, he will be granted an option to purchase 5,000 shares on March 1 of each subsequent year. Upon his resignation as a director effective December 28, 1994, Mr. Terry has forfeited his right to exercise any unexercised options under the 1994 Directors' Plan.

  The exercise price of each option granted under the 1994 Directors' Plan is set at the fair market value of the Common Stock on the date of grant. If the Common Stock is listed on a stock exchange, fair market value will be the closing price of the Common Stock on such exchange on the date of grant; provided, however, that if the date of grant falls on a day when such exchange is not open for the trading, the fair market value will be set at the closing price of the Common Stock on such exchange on the first trading day immediately following the date of grant.

  Pursuant to its agreement with GG&G, (the "GG&G Agreement") the Company pays the firm a monthly consulting fee of $70,000 plus out-of-pocket expenses. The monthly consulting fee is paid as compensation for the services provided by Mr. Crisman and other consultants who are assigned by GG&G. Mr. Crisman and other consultants who are assigned by GG&G to provide services to the Company are employees or subcontractors of GG&G and are not separately and directly compensated by the Company for services provided to the Company in their capacities as executive officers or otherwise.

  The GG&G Agreement also provides that the Company will pay to GG&G a success fee, the nature, terms and conditions of which were to be mutually agreed within 60 days following the date of the agreement. The success fee is assignable by GG&G to GG&G Equity Partners, a Nevada Limited Partnership, of which Mr. Crisman is a member.

  In September, 1994, the Board of Directors directed the Compensation Committee to proceed with discussions with representatives of GG&G with respect to the success fee arrangements. On the basis of the Committee's deliberations, it was the consensus of the Committee that the best interests of the Company and its shareholders would be served by a success fee based on a stock option to acquire shares of the Company's common stock. This determination was made on the basis of, among other things, limited availability of cash resources to the Company and the belief that the incentive inherent in equity ownership in the Company's securities closely align the interests of GG&G and the Company's success with similar interests of the Company's stockholders.

  On the basis of these considerations, the Committee approved the form and content of the AMC/GG&G Stock Option Agreement (the "GG&G Option") pursuant to which an option has been granted to GG&G Equity Partners to purchase 250,000 shares of Common Stock at $4.125 per share.

  The GG&G Option will continue in effect and may be exercised, as to all or any part of the shares subject to the option, until the first to occur of (a) the fifth anniversary following the date of grant or (b) thirty (30) days following termination of the GG&G Agreement by either GG&G or the Company unless, in the case of termination by the Company, it has determined, in its discretion exercised in good faith, by resolutions adopted by the Board of Directors or its Compensation Committee, that the turnaround engagement has been successful, in which case unexercised options shall expire five (5) years following the date of grant.

  Subject to adjustment for stock splits, stock dividends and the similar events, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the GG&G Option shall not exceed 250,000 shares. Stock options granted under the GG&G Option are Nonqualified Stock Options (i.e., stock options which are not Incentive Stock Options as defined in Section 422 of the Internal Revenue Code).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During the year ended September 30, 1994, the Company, in the normal course of business sold products to Hewlett-Packard Company. William E. Terry, a retired member of the Board of Directors and executive officer of Hewlett-Packard Company, who served as a director of the Company until December 28, 1994.

  In May 1986, the Company entered into an employment Agreement (the "Employment Agreement") with Harold R. Frank, the Company's founder and Chairman of the Board. The Employment Agreement sets forth provisions with respect to Mr. Frank's continued employment relationship with the Company and reductions in Mr. Frank's normal compensation payable by the Company. Under the Employment Agreement, Mr. Frank has also agreed to forego participation in certain employee benefits plans of the Company in which he would otherwise be eligible to participate, namely the Company's Cash Incentive Profit Sharing, Long-Term Incentive and the 401(k) Plans. In consideration of Mr. Frank's agreements, the Company has fixed, at $500,000, an amount of deferred compensation payable to Mr. Frank, without interest, in installments over a ten-year period which began in 1986. The Employment Agreement rescinds an earlier agreement between Mr. Frank and the Company pursuant to which, upon Mr. Frank's retirement or death, the Company was required to pay to Mr. Frank or his estate, over a period of ten years, as deferred compensation, a sum equal to his aggregate compensation for a three-year period preceding the date of his retirement or death. During the three-year period preceding the commencement of reductions in normal compensation payable by the Company to Mr. Frank, the aggregate compensation paid to him by the Company was $492,503. Under the Employment Agreement, should Mr. Frank die the entire unpaid amount of such deferred compensation becomes payable to his estate and, in the event of Mr. Frank's disability, such unpaid amount may, at the discretion of the Company, continue to be paid in installments or be distributed in lump sums. The Employment Agreement, which was reviewed and recommended by the Compensation Committee, was approved by resolutions adopted by the Board of Directors with Mr. Frank abstaining.

  On August 1, 1994, the Company entered into an agreement (the "GG&G Agreement") pursuant to which GG&G was retained by the Company to provide crisis management and turnaround services. The selection of GG&G was the result of efforts commenced by the Board of Directors in approximately June, 1994, in response to significant operating losses and a deteriorating financial condition. Mr. Frank, with the assistance of other directors, was instructed by the Board to interview a number of persons and firms to provide these services. On the basis of this review process, GG&G was selected and retained effective as of August 1, 1994, with the understanding that Mr. Crisman would be the principal consultant to be assigned by GG&G to perform these services and to serve as Chief Executive Officer of the Company. Under the terms of the GG&G Agreement, GG&G is paid a monthly fee of $70,000 plus expenses, for the services of Mr. Crisman and any other consultants assigned by GG&G to provide services to the Company. Neither Mr. Crisman nor any other persons who are assigned by GG&G to provide services to Applied Magnetics Corporation under this engagement are paid any compensation directly from the Company.

  Mr. William R. Anderson, who served as a director during fiscal year 1994, serves as a director of Hitachi Metals Technology, Inc., ("HMT") a wholly-owned subsidiary of Hitachi Metals Ltd. ("HML"). The Company and HML are parties to a License and Technology Development Agreement dated as of September 25, 1992, (the "HML Agreement") pursuant to which the Company has granted HML certain license and marketing rights and the Company and HML have agreed to undertake a joint technology development effort. The terms of the HML Agreement were arrived at through arms-length negotiations. HMT is engaged in the business of designing, developing and manufacturing rigid disk media for the data storage industry. There are no commercial relationships between the Company and HMT. Mr. Anderson is not compensated by HMT for serving on its board of directors. However, travel and accommodation expenses incurred in connection with his attendance at HMT board meetings are reimbursed by that company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In October, 1992, the Company and Dr. Richard D. Balanson, formerly the President and Chief Operating Officer entered into certain agreements pursuant to which an aggregate amount of $500,000 was loaned to Dr. Balanson ("Balanson Loan"). The Balanson Loan was interest free and subject to forgiveness, in four annual installments of $125,000 each beginning in March, 1993 provided Dr. Balanson's employment with the Company was not terminated and is secured by a deed of trust on his residence in Santa Barbara, California. If his employment was terminated for any reason the remaining unforgiven balance of the Balanson Loan, plus interest, became due and payable. In June, 1994, Dr. Balanson resigned as an employee and officer of the Company. At the time of his resignation the remaining unforgiven principal balance under the Balanson Loan was $250,000, which amount was paid on September 3, 1994. As of November 30, 1994, the accrued, unpaid interest due to the Company from Dr. Balanson was $47,446.

  Effective November 3, 1993, the Company entered into a Retention Agreement with Mrs. Kathryn E. Gehrke, formerly Vice President, Chief Financial Officer and Treasurer, pursuant to which, among other things, the Company agreed that if Mrs. Gehrke was terminated as a result of an Involuntary Termination (as defined in the Retention Agreement) occurring within two years from the date of such agreement (the "Retention Term"), she would receive a severance payment. In addition, any outstanding and unpaid amounts under the Gehrke Loan (described below) would be forgiven and discharged. Pursuant to the Retention Agreement the Company also loaned Mrs. Gehrke $150,000.00 ("Gehrke Loan") represented by an interest free promissory note which was subject to forgiveness, in three annual installments of $50,000.00 each, beginning November 18, 1994, provided Mrs. Gehrke's employment with the Company is not terminated voluntarily or for Cause (as defined in the Retention Agreement). The note was secured by a deed of trust on Mrs. Gehrke's residence in Santa Barbara, California. In September, 1994, the Company entered into a separation agreement with Mrs. Gehrke, pursuant to which, among other things, she resigned as an officer of the Company, agreed to continue to provide services on an as-required, part-time basis for the Company until May 31, 1995, at a reduced salary of $6,661 per month, forfeited and waived any rights to, and released the Company from, all claims with respect to an aggregate amount of $366,666 which were allegedly due her from the Company as severance and other payments and released and waived all claims that she had or may have had against the Company in connection with her employment relationship with the Company or the termination of that employment relationship. Under the terms of the separation agreement, the Company agreed to forgive the entire unpaid balance due under the Gehrke Loan.

  In connection with his resignation as an executive officer and director of the Company effective as of October 5, 1994, Mr. Anderson and the Company entered into an agreement pursuant to which, among other things, Mr. Anderson will be paid the sum of $600,000 in equal monthly installments, without interest, over a twenty-four (24) month period and will provide consulting services to the Company. In addition, pursuant to the terms of the Company's Amended and Restated 1989 Long Term Incentive Plan ("1989 Plan"), effective as of October 5, 1994, Restrictions (as defined in the 1989 Plan) were removed as to 11,549 shares of Common Stock previously granted to Mr. Anderson.

  In February, 1994, the Company entered into a separation agreement with Mr. Osmund M. Fundingsland, formerly Executive Vice President of the Company pursuant to which, among other things, the Company paid Mr. Fundingsland an aggregate amount of $485,000 in severance and other payments in exchange for a non-competition covenant extended by Mr. Fundingsland to the Company and in exchange for a release, waiver and discharge of all claims that Mr. Fundingsland had or may have had against the Company in connection with his employment relationship with the Company or the termination of that employment relationship. In connection with this agreement, Mr. Fundingsland resigned as an executive officer as of February 1, 1994.

  Effective January 4, 1994, the Company entered into a retention agreement with Mr. Raymond P. Le Blanc, the current Vice President, Secretary and General Counsel of the Company, pursuant to which, among other things, the Company agreed that if Mr. Le Blanc was terminated as a result of an Involuntary Termination (as defined in the retention agreement) occurring within two years from the date of such agreement ("Retention Term"), he would receive a severance payment equal to the product of his base monthly compensation and the number of months remaining between the time of Involuntary Termination and the expiration of the Retention Term, plus a severance payment equal to the product of his base monthly compensation and one month for each year of his employment with the Company (not exceeding 24 months). In addition, any outstanding and unpaid amounts under the loan made by the Company to him (described below) would be forgiven and discharged, and the Company would retain Mr. Le Blanc to provide legal services to the Company for a period of twelve months following the termination date at a monthly retainer of $10,000 per month. Mr. Le Blanc's current monthly base compensation is $14,167. Pursuant to the retention agreement with Mr. Le Blanc, the Company also agreed to loan him the sum of $80,000, represented by an interest-free promissory note and subject to forgiveness, in four annual installments of $20,000 each, beginning January 4, 1995, provided Mr. Le Blanc's employment with the Company is not terminated voluntarily or for Cause (as defined in the agreement). The loan is secured by a deed of trust on Mr. Le Blanc's residence in Santa Barbara, California.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1994, the Compensation Committee consisted of directors Terry, Mercure and Dwight, none of whom have ever been officers or employees of the Company or any of its subsidiaries.

  During the year ended September 30, 1994, the Company, in the normal course of business sold products to Hewlett-Packard Company. William E. Terry, a retired member of the Board of Directors and executive officer of Hewlett-Packard Company, served as a director of the Company until his resignation on December 28, 1994.

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

  At or about the start of each fiscal year, the Compensation Committee of the Board of Directors (the "Committee") generally determines base salary levels as well as awards and performance objectives under applicable long term incentive plans for executive officers. It is at this time that the Committee also determines stock option grants for executive officers and key employees. The Committee takes into account the Company's actual performance during the preceding fiscal year (compared to the projected results) and the plans and objectives for the fiscal year just beginning.

  The Committee's executive compensation policies recognize both industry and company-specific conditions and circumstances. Such policies acknowledge that the industry served by the Company is dynamic, that changes in technology and market conditions occur frequently and rapidly and that competition for executives and key personnel exists within a broad range of technology and computer firms as well as manufacturers of disk drives and disk drive components.

  Moreover, these policies are affected by the Company's performance, its current and projected financial condition, the limitations imposed on the use of cash bonus and incentive compensation devices during periods in which the Company's capital resources are constrained, and its requirements for special or unique executive skills and expertise based on strategic requirements.

  Overall, the Committee's executive compensation policies are designed to provide, in a manner that is consistent with the Company's then-prevailing financial condition, competitive levels of compensation and to assist the Company in attracting, retaining and motivating qualified executives and key employees.

COMPENSATION OBJECTIVES

  The compensation program for executive officers has two primary objectives. First, the program seeks to achieve an appropriate mix of "base" salary and "incentive" compensation components.

  Fair and competitive base salaries for executives and key personnel are intended to meet the Company's basic executive recruitment and retention needs. Incentive-based compensation practices and plans are intended to provide rewards, based on performance bonuses or equity-based compensation elements, that are related to the Company's performance as measured against business objectives and strategies.

  Secondly, the program is intended to respond to changes in the Company's financial condition which may require freezes or reductions in base salaries or may prohibit or severely limit the availability of cash or cash bonuses as major components of executive compensation. Under these circumstances, the executive recruitment and retention needs of the Company may depend more heavily on the use of equity-based compensation.

  Given these objectives, the Committee's focus has been to develop a compensation "package" consisting of:

  . competitive base salaries;
  . cash bonuses; and
  . long-term incentive, equity-based compensation.

  The Company has historically sought to align aggregate base salary and cash bonus compensation components of executive compensation to be at or near the mid range of competitive compensation within a peer group of companies. These are companies whose revenues compare to Applied Magnetics and which represent, in the Committee's view, firms that compete with the Company for the same "pool" of persons having similar skills, experience, education, demonstrated technical and management capabilities and other attributes, as those the Company seeks to retain and recruit.

  Besides Company-specific performance data, both actual and projected, and assessments of the individual contributions made by key executives, the Committee has, historically, reviewed and considered survey data, studies published by executive compensation consultants, publicly available data regarding compensation practices of companies within the "peer" group described above and internally prepared and compiled data in formulating compensation policies and decisions. Survey data, compensation consultants' studies and publicly available "peer" group information have been particularly important in making decisions with respect to base salaries.

COMPENSATION PROGRAM COMPONENTS

  The Company uses a total compensation program which consists of both cash (including base salary and cash bonuses) and equity based compensation.

  1. Base Salary: Base salary is used as a recruitment device and as a minimum level of compensation considered appropriate to satisfy the retention objectives of the compensation policies. Increases, if any, are based on an evaluation of the contributions made by the individual during the preceding year, those expected to be made during the ensuing year and the Company's ability, given its financial condition and actual or expected limitations on cash and capital resources, to grant salary increases. If, based on this evaluation process, base salary increases are to be made, they are also generally based on median increases in the high technology industry for companies with comparable size and performance characteristics (collected from salary survey data published by outside consultants and other information such as proxy statements).

  Based on this evaluation process with respect to the year ended September 30, 1994, base salary increases were awarded for only two of the named executive officers. Further, as a result of the Company's continuing operating difficulties during the year, significant reductions in employment levels and cash limitations, the Committee authorized, and the Company imposed, up to 20% salary reductions during September and October, 1994, for all executive officers.

  2. Cash Bonuses: Cash bonuses during 1994 were limited to discretionary bonuses paid in special hiring and recruitment situations or under circumstances involving exceptional performance.

  The 1994 management bonus plan was established during the first quarter of fiscal 1994 and was designed to provide for cash bonus payments if certain pre-determined performance objectives for the year were accomplished. These objectives were not accomplished and no cash bonus payments were made.

  All employees of the Company and certain employees of certain foreign subsidiaries participate in the Cash Incentive Profit Sharing Plan (the "Cash Plan") after six months of employment. Under this plan, the Company distributes an aggregate of twelve percent of pre-tax profits, if any, earned by the Company during each six-months of operations of each fiscal year. Cash distributions under the Cash Plan are made to participants in the proportion which each participant's compensation for each six month period bears to the total of all eligible compensation during the period. No payments were made under the Cash Plan during fiscal 1994.

  3. Long-Term Incentives: Long-term incentives are provided through grants of stock options and of awards of Common Stock that are subject to restrictions prohibiting the sale or transfer of the stock ("Restricted Stock"). Subject to the terms of the applicable plans, the Committee determines the individuals to whom grants or awards should be made, the timing of grants, the purchase price per share (as to stock options) and the number of shares subject to each option. The Committee also determines the number of shares of any Restricted Stock awards, the performance objectives to be achieved in order to remove restrictions and whether these performance objectives have been achieved.

  Stock options have been granted under the 1994 Stock Option Plan to the named executive officers and certain other employees primarily to motivate these executives to maximize stockholder value. The option program is also used to encourage executives and key employees to remain with the Company. Options were also granted during the period in which the salary reduction plan was implemented to serve as a retention device. All options are granted at fair market value on the date of the grant.

  Restricted Stock is granted under the 1989 Plan. As in the case of stock options, with Restricted Stock, the potential value of the award increases with increasing stock price. This is intended to align the value enhancement interests of executives with those of the Company's stockholders.

  Restricted Stock grants are used to provide incentives for experienced executives to remain with the Company for the long term and to recruit senior executives and other key management and technical personnel. Moreover, in certain cases the Committee has authorized the removal of restrictions in connection with severance agreements with certain former executive and employees.

  Performance objectives are established by the Committee for the 1989 Plan at or near the beginning of each fiscal year. The achievement of performance objectives results in removal of restrictions as to all or part of the Restricted Stock.

  Restricted Stock grants were not made to any of the named executive officers during fiscal 1994 except Mr. Ross. The Committee authorized a grant to Mr. Ross of Restricted Stock during the year in connection with his assumption of additional duties and responsibilities in connection with a reorganization of the Company's executive management team in July, 1994.

  At the beginning of fiscal 1994, the Committee established performance objectives for the year as to all persons who held Restricted Stock. These objectives called for achievement of measurable financial objectives for the entire year. Those objectives were based on the Company's achievement of profitability targets or specific milestone that were deemed to be critical in the Company's attainment of its objectives for the year. The Committee subsequently determined that those objectives were not achieved. Accordingly, restrictions were not removed as to portions of each person's Restricted Stock holdings.

PERFORMANCE MEASUREMENTS AND INDUSTRY COMPARISONS

  As an overall, long-term executive compensation policy, the Company continues to believe that the key to its executive compensation program is establishing aggressive business objectives and executive compensation objectives against a performance profile that considers executive and management performance relative to these objectives and the Company's overall performance relative to the performance of the companies described above under "Introduction". However, because of the operating problems and financial difficulties experienced during fiscal year 1994, greater attention has been given to near-term Company-specific objectives associated with conserving and generating cash, improving manufacturing yields and production results and aggressive cost reduction steps.

COMPANY PERFORMANCE AND CEO COMPARISON

  As indicated above, the Company's executive compensation program is based upon performance relative to Company-specific objectives and compensation paid by comparable enterprises. Many of the same factors relating to executive compensation in general were considered by the Committee in connection with setting compensation for Mr. Anderson, the former Chief Executive Officer. Company-specific profitability targets and other performance objectives for fiscal years 1993 and 1994 were not achieved. Mr. Anderson's base salary compensation did not change from fiscal 1993 to fiscal 1994. Upon the resignation (in June, 1994) of Dr. Richard Balanson, formerly the President and Chief Operating Officer of the Company, Mr. Anderson assumed the additional duties of President and (in August, 1994), upon the appointment of Mr. Craig D. Crisman as Chief Executive Officer (See "Directors and Executive Officers"), Mr. Anderson relinquished the title of Chief Executive Officer. No increases or decreases were made to Mr. Anderson's base salary as a result of these changes.

                                          Members of the Compensation
                                           Committee:

                                          Dr. R.C. Mercure, Jr.
                                          Herbert M. Dwight, Jr.

                             [GRAPH APPEARS HERE]


                              PERFORMANCE GRAPH



               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG APPLIED MAGNETICS CORPORATION, S&P 500 INDEX
                 AND HAMBRECHT & QUIST COMPUTER HARDWARE INDEX


                             APPLIED                     HAMBRECHT & QUIST
Measurement Period           MAGNETICS      S&P          COMPUTER HARDWARE
(Fiscal Year Covered)        CORPORATION    500 INDEX    INDEX
- - -------------------          -----------    ---------    -----------------
Measurement Pt-
 9/30/89                     $100           $100         $100
FYE  9/30/90                 $ 62           $ 91         $ 88
FYE  9/30/91                 $ 71           $119         $101
FYE  9/30/92                 $ 57           $132         $ 89
FYE  9/30/93                 $ 82           $149         $ 70
FYE  9/30/94                 $ 39           $155         $ 93

*$100 INVESTED ON 09/30/89 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING SEPTEMBER 30.



                                 ANNUAL REPORT

  The Company's Annual Report for the year ended September 30, 1994, is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company.

  THE COMPANY WILL ALSO PROVIDE, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON DECEMBER 22, 1994. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 75 ROBIN HILL ROAD, GOLETA, CALIFORNIA 93117.

        NOMINATION OF DIRECTORS AND SUBMISSION OF STOCKHOLDER PROPOSALS

  Any stockholder who intends to nominate persons for election as directors at the Annual Meeting shall, no less than 50 days nor more than 75 days prior to the date of the Annual Meeting deliver a notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent to serve as director of the Company, if elected, of each such nominee. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

                                        Raymond P. Le Blanc
                                        Vice President and Secretary

December 29, 1994


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PROXY                    APPLIED MAGNETICS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder of Applied Magnetics Corporation, a Delaware corporation (the "Company"), hereby appoints Harold R. Frank and Raymond P. LeBlanc, and each of them, each with full power of substitution, as proxy for the undersigned to vote and otherwise represent all the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, February 17, 1995, at 4:00 p.m., 30 South La Patera, Goleta, California, and at any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in he following manner as further described in the accompanying Proxy Statement.

  Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact thereunder.

  The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's 1994 Annual Report to Stockholders.

  The election of the following persons as Directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified:

  Nominees: Harold R. Frank, Craig D. Crisman, Herbert M. Dwight, Jr., and
            Dr. R.C. Mercure, Jr.

1. Election of Directors      [_] FOR           [_] WITHHELD

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           [_] FOR all nominees except those listed on the line above

2. Approval of the selection of Arthur Andersen & Co. as independent certified public accountants for the Company for the fiscal year ending September 30, 1995.

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

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  The Shares represented by the proxy will be voted in accordance with the specification made. If no specification is made, the Shares represented by this proxy will be voted for each of the nominees and proposals and, in the discretion of the proxy holders, on any other matters that may properly come before the meeting or any adjournment thereof.

  The proxies are authorized to vote and otherwise represent the shares of the undersigned on any other matters which may properly come before the meeting of any adjournment, according to their decision and in their discretion.

                                        Dated: __________________________, 1995

                                        _______________________________________
                                                      (Signature)

                                        _______________________________________
                                                      (Signature)

                                          If the shares are held jointly, each
                                        holder should sign. If signing for
                                        estates, trusts, partnerships or
                                        corporations, title or capacity should
                                        be stated. Sign exactly as the name(s)
                                        appear on the stock certificate(s).

LOGO      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

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